Exhibit C
THIS NOTE (AS DEFINED BELOW) AND THE SHARES OF COMMON STOCK (AS DEFINED BELOW) ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES OF COMMON STOCK MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO DEBTOR (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SUCH COMMON STOCK IS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
THIS NOTE IS SUBORDINATED TO THE SENIOR INDEBTEDNESS (AS DEFINED BELOW) IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 13 OF THIS NOTE.
10% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$[ ]	December 14, 2009
FOR VALUE RECEIVED, the undersigned, ARGYLE SECURITY, INC., a Delaware corporation (“Debtor”), promises to pay to the order of MEZZANINE MANAGEMENT FUND IV [COINVEST] A, LP, a limited partnership organized under the laws of the United Kingdom, its successors and assigns (“Purchaser”), the principal sum of [                                        ] and [___]/100 Dollars ($[____________]), in lawful currency of the United States of America, together with interest accrued thereon (this “Note”).
1. Defined Terms. As used in this Note, the following terms have the meanings set forth below.
(a) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
(b) “Blair Mezz” means William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership.
(c) “Blair Mezz Guaranty” means Debtor’s guaranty of ISI’s Indebtedness under the Senior Note and Warrant Purchase Agreement.
(d) “Board of Directors” means the board of directors of Debtor as elected from time to time or any duly authorized committee of that board.
(e) “Business Day” means every day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

(f) “Change of Control” means (i) any merger, consolidation, sale or other transaction or event (other than a Qualified Equity Offering) by virtue of which any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, as the case may be, other than Purchaser and its Affiliates, acquires, directly or indirectly (including by means of a merger or other business combination), beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent or more of Common Stock or other equity interests of Debtor having general voting rights that would enable such Person or group to elect a majority of the Board of Directors, (ii) the sale of all or substantially all of the assets of Debtor or of Debtor and its Subsidiaries, taken as a whole or (iii) the sale, transfer or other distribution of any of the capital stock of ISI by Debtor (other than a pledge of such capital stock to PrivateBank to secure ISI’s Indebtedness under the Senior Loan Agreement).
(g) “COC Conversion Amount” has the meaning set forth in Section 6(b).
(h) “Common Stock” means the common stock, par value $0.0001 per share, of Debtor.
(i) “Conversion Date” has the meaning set forth in Section 6(c).
(j) “Conversion Shares” has the meaning set forth in Section 9(b).
(k) “Conversion Price” means the QEO Conversion Price or the Issuance Date Conversion Price, as applicable.
(l) “Corcoran Notes” means the subordinated promissory note dated January 31, 2008, issued by ISI Controls, Ltd., a Texas limited partnership and Subsidiary of Debtor, in the original principal amount of $3,515,000 in favor of Jeffery E. Corcoran and Janell D. Corcoran.
(m) “Corcoran Notes Guaranty” means Debtor’s guaranty of the Corcoran Notes.
(n) “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
(o) “DI Promissory Note” shall mean that certain Senior Subordinated (DI) Promissory Note dated as of December 14, 2009, in the original principal amount of Eight Hundred Ninety-Seven Thousand Two Hundred Fifteen and 18/100 Dollars ($897,215.18), made payable by ISI in favor of the Blair Mezz, as may be amended, restated, substituted, replaced or otherwise modified from time to time.
(p) “Event of Default” has the meaning set forth in Section 14.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r) “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
(s) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
(t) “Indebtedness” means, relative to any Person, without duplication:
(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (or reimbursement agreements in respect thereof), whether or not drawn, and banker’s acceptances issued for the account of such Person;
(iii) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; and
(iv) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding, however, prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.
(u) “Interest Payment Date” has the meaning set forth in Section 3(c).
(v) “ISI” means ISI Security Group, Inc., a Delaware corporation and wholly owned Subsidiary of Debtor.
(w) “ISI Detention” means ISI Detention Contracting Group, Inc., a California corporation and Subsidiary of Debtor.
(x) “Issuance Date” means December 14, 2009.

(y) “Issuance Date Conversion Price” means $0.4302, representing the volume weighted average sales price per share of Common Stock for trades quoted on the OTC Bulletin Board (“VWAP”) for the ten trading days ending on the trading day immediately prior to the Issuance Date. For purposes of this calculation, any trading day during such ten day trading period for which no trades occur shall be deemed to have a VWAP for that day equal to the VWAP of the nearest immediately preceding trading day on which a trade occurred.
(z) “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law).
(aa) “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
(bb) “Maturity Date” means January 3, 2012.
(cc) “MML Bridge Notes” means the 10% Convertible Subordinated Bridge Promissory Notes dated as of the Issuance Date, issued by Debtor in favor of the Purchasers in the aggregate original principal amount of $8,000,000.
(dd) “MML Convertible Notes” means this Note together with the 10% Convertible Subordinated Promissory Note dated as of the Issuance Date, issued by Debtor in favor of Mezzanine Management Fund IV [Coinvest] A, LP, a limited partnership organized under the laws of the United Kingdom, in the original principal amount of $[                    ].
(ee) “Note” has the meaning set forth in the preamble
(ff) “OTC Bulletin Board” means the electronic quotation medium for subscribing members, regulated by the Financial Industry Regulatory Authority, Inc. (FINRA) that displays real-time quotes, last-sale prices, and volume information for over-the-counter (OTC) domestic and certain foreign securities that are not listed on a national securities exchange.
(gg) “Permitted Lien” has the meaning set forth in Section 10(b).

(hh) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(ii) “PDI Notes” means collectively, the two Guaranteed Convertible Promissory Notes dated as of January 2, 2008, issued by ISI Detention, each in the original principal amount of $1,500,000, and one payable to the order Mike Peterson and the other payable to the order of Leonard Peterson, together the assignees of LAMSP, Corp., a California corporation formerly known as Peterson Detention, Inc., a California corporation, as amended.
(jj) “PDI Notes Guaranty” means Debtor’s guaranty of the PDI Notes.
(kk) “PIK Interest” has the meaning set forth in Section 3(a).
(ll) “PrivateBank” means The PrivateBank and Trust Company.
(mm) “PrivateBank Guaranty” means Debtor’s guaranty of ISI’s Indebtedness under the Senior Loan Agreement.
(nn) “Purchasers” means collectively Purchaser and Mezzanine Management Fund IV [Coinvest] A, LP, a limited partnership organized under the laws of the United Kingdom.
(oo) “Qualified Equity Offering” means the first to occur of (i) the Rights Offering or (ii) any private or public placement of shares of capital stock of Debtor, for cash (other than the Rights Offering), in either case, during the QEO Period.
(pp) “QEO Conversion Price” shall be (i) if the Qualified Equity Offering is the Rights Offering, the price per share of Common Stock at which the shares of Common Stock were offered in the Rights Offering or (ii) if the Qualified Equity Offering is a private or public placement of shares of capital stock of Debtor (other than the Rights Offering), the Common Stock equivalent price per share paid in such private or public placement.
(qq) “QEO Period” means the period commencing on the Issuance Date and ending June 29, 2010.
(rr) “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of Debtor and any other officer of Debtor so designated by any of the foregoing officers in a notice to Purchaser Any document delivered hereunder that is signed by a Responsible Officer of Debtor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Debtor and such Responsible Officer shall be conclusively presumed to have acted on behalf of Debtor.
(ss) “Rights Offering” means a rights offering to purchase shares of Common Stock for cash (or, in the case of the Purchasers, by off-set against the MML Bridge Notes) to the holders of the Common Stock, including the Purchasers.

(tt) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
(uu) “SEC” has the meaning set forth in Section 8(d).
(vv) “SEC Reports” has the meaning set forth in Section 8(d).
(ww) “Securities Act” means the Securities Act of 1933, as amended.
(xx) “Senior Creditors” means, at any time, collectively, Persons who, at such time are the holders of the Senior Indebtedness.
(yy) “Senior Indebtedness” means, collectively, the indebtedness and other obligations owing by (i) Debtor pursuant to the PrivateBank Guaranty, the Blair Mezz Guaranty, the PDI Notes Guaranty, and the Corcoran Notes Guaranty and (ii) ISI to PrivateBank under the Senior Loan Agreement and Blair Mezz under the Senior Note and Warrant Purchase Agreement.
(zz) “Senior Loan Agreement” means the Loan and Security Agreement dated as of October 3, 2008, by and between ISI and PrivateBank, as amended, restated or otherwise modified from time to time, including pursuant to that certain Amendment No. 4 thereto dated the date hereof.
(aaa) “Senior Note and Warrant Purchase Agreement” means the Note and Warrant Purchase Agreement dated as of October 22, 2004, by and among ISI, Blair Mezz, and the guarantors from time-to-time a party thereto, as amended, restated or otherwise modified from time to time, including pursuant to that certain Ninth Amendment thereto dated the date hereof..
(bbb) “Subordinated Indebtedness” has the meaning set forth in Section 13.
(ccc) “Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.
(ddd) “Voluntary Conversion Amount” has the meaning set forth in Section 6(a).

2. Other Definitional Provisions. References in this Note to “Sections” or “subsections” shall be to Sections or subsections of this Note unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.
3. Interest.
(a) Interest Rate. Subject to Section 3(b), the outstanding principal amount of this Note shall bear interest, for each day from the date of this Note until its principal amount is paid in full, at a rate per annum equal to 10%.
(b) Default Rate of Interest. After the occurrence and during the continuance of an Event of Default, the unpaid principal amount of this Note outstanding from time to time shall bear interest at a rate per annum equal to 12%.
(c) Payment of Interest. Interest will be payable in arrears on the last day of each quarter and on the Maturity Date, commencing on March 31, 2010 (each such date being referred to herein as an “Interest Payment Date”). All interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. Notwithstanding any provision in this Note to the contrary, in lieu of paying in cash for interest accrued to any Interest Payment Date, accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the outstanding principal amount of this Note (the amount so capitalized, the “PIK Interest”). The PIK Interest shall bear interest from the applicable Interest Payment Date at the same rate per annum as the original principal amount of this Note and be payable in the same manner as the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of Debtor or Purchaser, be deemed to be increased by the PIK Interest so capitalized and added to principal in accordance with the provisions hereof.
4. Payment of Principal.
(a) Mandatory Payments. Subject to the conversion of this Note, in full or in part, in accordance with the provisions of Section 6 below, the outstanding principal amount of this Note shall be due and payable (i) in full on the Maturity Date or (ii) in full after the occurrence of a Change of Control, subject to the payment in full of any amount due and payable to the Senior Creditors with respect to outstanding Senior Indebtedness that is required to be repaid as a result of such Change of Control, such payment to be made on the earlier of (x) thirty (30) days after the date such Change of Control occurs or (y) the date such Change of Control occurs if, on or before such date, the holder of this Note has waived its right to give notice of its election to convert this Note pursuant to Section 6(b).

(b) Voluntary Prepayments. Without the prior written consent of the holder of this Note, Debtor may not prepay the principal amount of or interest on this Note in whole or in part. Nothing herein contained shall in any way restrict the ability of the holder of this Note to accept mandatory payments required to be made pursuant to Section 4(a) or convert the Note as herein provided.
5. Manner and Time of Payment.
(a) Payment in Same Day Funds. All payments by Debtor with respect to this Note shall be made in same day funds and delivered to Purchaser by wire transfer to such accounts as Purchaser may designate from time to time. Debtor shall receive credit for such funds on the date received if Purchaser receives such funds by 5:00 p.m. (New York City time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Debtor on the next succeeding Business Day.
(b) Payment on Non-Business Days. If any payment on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing any interest due in connection with such payment.
6. Conversion of Note.
(a) Optional Conversion upon a Qualified Equity Offering or After Time Certain. During the period commencing on the earlier of (i) the closing and funding of a Qualified Equity Offering and (ii) June 30, 2010 and ending as of last Business Day immediately preceding the Maturity Date, the holder of this Note shall have the right to convert all or any portion of the principal balance outstanding under this Note, together with any accrued and unpaid interest, into fully paid and nonassessable shares of Common Stock. A holder of this Note shall exercise its conversion rights under this Section 6(a) by notifying Debtor that it has elected to convert and specifying the portion of the principal balance outstanding under this Note, together with any accrued and unpaid interest, to be converted into shares of Common Stock (the amount of principal and interest so specified, the “Voluntary Conversion Amount”), whereupon the Voluntary Conversion Amount shall automatically covert into fully paid and nonassessable shares of Common Stock on the date such notice is given by such holder. The number of shares of Common Stock that the holder of this Note shall be entitled to receive upon such conversion pursuant to this Section 6(a) shall equal the quotient obtained by dividing (x) the Voluntary Conversion Amount by (y) (A) the QEO Conversion Price, as adjusted pursuant to Section 7 hereof, if the conversion right resulted from the event described in Section 6(a)(i) above or (B) the Issuance Date Conversion Price, as adjusted pursuant to Section 7 hereof, if the conversion right resulted from the event described in Section 6(a)(ii) above.

(b) Optional Conversion Upon Change of Control. Not less than thirty (30) days prior to consummation of any Change of Control (or, if such Change of Control occurs without the agreement or participation by Debtor, as soon as reasonably possible after Debtor obtains knowledge of the occurrence of such Change of Control or of any event, or the taking of any action, by any Person, that could reasonably be expected to cause, or result in, a Change of Control), Debtor shall give the holder of this Note written notice of such Change of Control, event or action, and the holder of this Note may at any time prior to the date thirty (30) days after such Change of Control is consummated, notify Debtor that it has elected to convert all or any portion of the principal balance outstanding under this Note, together with any then accrued and unpaid interest (the amount to be so converted, the “COC Conversion Amount”), whereupon the COC Conversion Amount shall automatically convert into fully paid and nonassessable shares of Common Stock on the date such notice is given by such holder. Any such notice by the holder may be conditioned upon the consummation of the Change of Control. The number of shares of Common Stock that the holder of this Note shall be entitled to receive upon such conversion pursuant to this Section 6(c) shall equal the quotient obtained by dividing (i) the COC Conversion Amount by (ii) A) the QEO Conversion Price, as adjusted pursuant to Section 7 hereof, if the Conversion Date with respect to such conversion occurs after the occurrence of a Qualified Equity Offering or (B) the Issuance Date Conversion Price, as adjusted pursuant to Section 7 hereof, if the Conversion Date with respect to such conversion occurs before the occurrence of a Quality Equity Offering or if no Qualified Equity Offering occurs during the QEO Period.
(c) Certain Procedures. The holder of this Note that is entitled to receive shares of Common Stock issuable upon conversion of this Note pursuant to Section 6(a) or (b), as applicable, shall be deemed to have converted this Note upon the giving of the holder’s notice of conversion pursuant to Section 6(a) or (b) (as applicable, the “Conversion Date”). As of the Conversion Date, the Voluntary Conversion Amount or the COC Conversion Amount, as applicable, shall be converted automatically without any further action by the holder and whether this Note is surrendered to Debtor at the QEO Conversion Price or the Issuance Date Conversion Price (as each may be adjusted pursuant to Section 7 hereof), as applicable; provided, however, that Debtor shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion until this Note is either delivered to Debtor, as hereinafter provided, or the holder of this Note notifies Debtor, as hereinafter provided, that such Note have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to Debtor to indemnify Debtor from any loss incurred by it in connection therewith. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in the name of such holder as shown hereon, a certificate or certificates for the number of shares of Common Stock into which the Note surrendered was convertible as of such Conversion Date, and with respect to partial conversions, a note in the form of this Note for the remaining principal balance outstanding, together with accrued and unpaid interest, not so converted. Any person whose name the certificate for shares of Common Stock is to be issued shall be considered to have become a holder of record of such shares of Common Stock as of the closing of business on the applicable Conversion Date.

(d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Voluntary Conversion Amount or the COC Conversion Amount, as applicable, and the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of the Voluntary Conversion Amount or the COC Conversion Amount, as applicable, Debtor shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the fractional amount, multiplied by, (ii) the QEO Conversion Price or the Issuance Date Conversion Price (as each may be adjusted pursuant to Section 7 hereof), as applicable.
7. Adjustment to Conversion Price for Diluting Issues.
(a) Special Definitions. For purposes of this Section 7, the following definitions shall apply:
(i) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 7(c), deemed to be issued) by Debtor after the Issuance Date, other than (1) shares of Common Stock issued or issuable to officers, directors, employees or consultants to Debtor or its Subsidiaries pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement (collectively, the “Plans”) approved by the Board of Directors; (2) shares of Common Stock issued or issuable pursuant to exercise, conversion or exchange of options, warrants or Convertible Securities outstanding as of the Issuance Date, including the MML Bridge Notes, the MML Convertible Notes and the DI Promissory Note, (3) shares of Common Stock issued or issuable in connection with a business acquisition or combination approved by the Board, (4) shares of Common Stock or Convertible Securities issued or issuable in a Qualified Equity Offering, (5) shares of Common Stock issued or issuable for which an adjustment to the Conversion Price is made pursuant to Section 7(f), (6) in the case of determining adjustments to the QEO Conversion Price only, any shares of Common Stock or Convertible Securities issued during the period commencing on the Issuance Date and ending on the closing of a Qualified Equity Offering, or (7) upon the written approval or consent of the holders of a majority of the then outstanding aggregate principal balance of the MML Convertible Notes.
(ii) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) and all other securities convertible into or exchangeable for Additional Shares of Common.
(iii) “Market Price” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors.
(iv) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common or Convertible Securities.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 7(a)(i) for an Additional Share of Common issued or deemed to be issued by Debtor is less than the Conversion Price, in effect on the date of, and immediately prior to, such issuance.
(c) Deemed Issue of Additional Shares of Common.
(i) Options and Convertible Securities. In the event Debtor at any time or from time to time after the Issuance Date and while any portion of this Note is outstanding shall issue any Options or Convertible Securities, other than Options or Convertible Securities exempted pursuant to Section 7(a)(i), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. Provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 7(e) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:
(1) no further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to Debtor, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease; provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Note;

(3) if any such Options or Convertible Securities shall expire without having been exercised or converted, the Conversion Price as adjusted upon the issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common so issued were the Additional Shares of Common, if any, actually issued or sold on the exercise of such Options or the conversion of such Convertible Securities, and such Additional Shares of Common, if any, were issued or sold for the consideration actually received by Debtor upon such exercise, plus the consideration, if any, actually received by Debtor for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by Debtor (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; and
(4) no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date immediately prior to the adjustment), or (ii) the Conversion Price that results from any actual issuance of Additional Shares of Common between the original adjustment date and such readjustment date.
(d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event Debtor shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 7(c), without consideration or for a consideration per share less than the Conversion Price in effect on the date or and immediately prior to such issue, then and in such event, the Conversion Price in effect immediately prior to the issuance or such Additional Shares of Common shall be reduced, concurrent with such issue, to an amount (calculated to the nearest one hundredth of one cent ($0.0001)) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by Debtor for such issuance would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common; provided that, for the purposes of this Section 7(d), the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options (including those granted pursuant to the Plans) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but such calculation shall not include any Additional Shares of Common issuable with respect to shares of Convertible Securities, or outstanding Options, solely as a result of the adjustment of the Conversion Price resulting from the issuance of Additional Shares of Common causing such adjustment.

(e) Determination of Consideration. For purposes of this Section 7, the consideration received by Debtor for the issuance of any Additional Shares of Common shall be computed as follows:
(i) Cash and Property. Such consideration shall:
(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by Debtor excluding amounts paid or payable for accrued interest or accrued dividends;
(2) insofar as it consists of property other than cash, be computed at the Market Price thereof at the time of such issue; and
(3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of Debtor for consideration that covers both, by the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.
(ii) Options and Convertible Securities. The consideration per share received by Debtor for Additional Shares of Common deemed to have been issued pursuant to Section 7(c)(i), relating to Options and Convertible Securities, shall be determined by dividing:
(1) the total amount, if any, received or receivable by Debtor as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to Debtor upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(f) Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

(i) Stock Dividends, Distributions or Subdivisions. In the event Debtor shall issue Additional Shares of Common pursuant to a stock dividend, stock distribution or subdivision on shares of Common Stock, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.
(ii) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
(g) No Impairment. Debtor will not, by agreement, amendment to its Certificate of Incorporation or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Debtor but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of this Note against impairment.
(h) Certificate as to Adjustments. Upon the occurrence or each adjustment or readjustment of the Conversion Price pursuant to this Section 7, Debtor, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holders of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Debtor shall, upon the written request at any time of any holder of this Note, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.
8. Representations and Warranties of Debtor. Debtor represents and warrants to Purchaser as follows:
(a) Existence and Good Standing. Debtor is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware. Debtor is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing. Debtor (i) possesses all requisite authority, power, licenses, permits and franchises to conduct its business as is now being, or is contemplated to be, conducted, and (ii) and is in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on Debtor’s ability to perform its obligations under this Note.

(b) Authorization, Compliance, and No Default. The execution and delivery by Debtor of this Note and Debtor’s performance of its obligations under this Note (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) do not require action by, or filing with, or consent of, any Governmental Authority, (iv) do not violate any provision of Debtors’ organizational documents, (v) do not violate any material provision of Law or any order of any Governmental Authority, in each case applicable to Debtor, and (vi) do not violate any material agreements to which it is a party.
(c) Enforceability. This Note has been executed and delivered by, and is the legal and binding obligation of, Debtor and is enforceable against Debtor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.
(d) SEC Filings. Debtor has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the Securities and Exchange Commission (“SEC”) required to be filed pursuant to the Exchange Act or other federal securities Laws since July 31, 2007 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities Laws as of the date thereof and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by the Debtor to the SEC solely for the purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act.
9. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Debtor as follows:
(a) Authorization; Enforcement. The Purchaser has the requisite power and authority to enter into this Note and to consummate the transactions contemplated hereby. The Purchaser has taken all necessary action to authorize the execution and delivery of this Note. Upon the execution and delivery of this Note, this Note shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally, (ii) as enforceability may be subject to general principles of equity and (iii) as rights to indemnity and contribution may be limited by applicable securities Laws or public policy underlying such Laws.

(b) Investment Purpose. The Purchaser is purchasing the Note for its own account for investment and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing or any arrangement or understanding with any other persons regarding the sale or distribution of the Note or any shares of Common Stock issuable on conversion of the Note (“Conversion Shares”), except as contemplated by this Note and in compliance with the Securities Act. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) this Note or Conversion Shares except in accordance with the provisions of this Note and in accordance with the Securities Act. In making the representation herein, however, except as otherwise provided by this Note, the Purchaser does not agree to hold the Note or Conversion Shares for any minimum or other specified term and reserves the right to dispose of this Note or Conversion Shares at any time in compliance with the Securities Act and the terms of this Note.
(c) Purchaser Status. At the time Purchaser was offered the Note, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(d) Reliance on Exemptions. The Purchaser understands that the Note is being offered and sold to it in reliance upon specific exemptions from or non-application of the registration requirements of United States federal and state securities Laws and that the Debtor is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Note.
(e) Acknowledgment of Risk.
(i) The Purchaser acknowledges and understands that its investment in the Note and Conversion Shares involves a significant degree of risk, including, without limitation, (A) an investment in the Debtor is speculative, and only Purchasers who can afford the loss of their entire investment should consider investing in the Debtor and the Note and Conversion Shares; (B) the Purchaser may not be able to liquidate its investment; (C) transferability of the Note and Conversion Shares may be limited; (v) in the event of a disposition of this Note or the Conversion Shares, the Purchaser could sustain the loss of its entire investment; and (D) the Debtor has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future; and
(ii) The Purchaser is able to bear the economic risk of holding this Note and the Conversion Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Note and the Conversion Shares.

(f) Restrictions on Transfer and Lack of Registration. The Purchaser understands that:
(i) this Note and the Conversion Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, the Purchaser may have to bear the risk of owning the Note or Conversion Shares for an indefinite period of time because the Note or Conversion Shares may not be transferred unless (i) the sale of this Note or Conversion Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) the Purchaser has delivered to the Debtor an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Note or Conversion Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Conversion Shares are sold or transferred pursuant to Rule 144; and
(ii) neither the Debtor nor any other person is under any obligation to register the sale of the Note or Conversion Shares under the Securities Act or any state or foreign securities Laws or to comply with the terms and conditions of any exemption thereunder.
(g) Legends.
(i) The Purchaser understands that the certificates representing the Conversion Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Conversion Shares, as applicable):
THE SHARES OF COMMON STOCK OF ARGYLE SECURITY, INC. (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR REGULATIONS THEREUNDER, AND ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY SATISFACTORY TO THE COMPANY.

(ii) The Purchaser may request that the Debtor remove, and the Debtor agrees to authorize the removal of any legend from the Conversion Shares (i) following any sale of the Conversion Shares pursuant to an effective registration statement, or (ii) if such Conversion Shares are eligible for sale under Rule 144 without volume limitations or under any no-action letter issued by the SEC (it being understood that the Debtor may obtain an opinion of counsel with respect to such removal of legend). Following the time a legend is no longer required for the Conversion Shares hereunder, the Debtor will, no later than five (5) Business Days following the delivery by a Purchaser to the Debtor or the Debtor’s transfer agent of a legended certificate representing such shares, accompanied by such additional information as the Debtor or the Debtors transfer agent may reasonably request, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.
(iii) Notwithstanding anything herein to the contrary, the Debtor acknowledges and agrees that the Debtor will not require an opinion of counsel in connection with the transfer of this Note or Conversion Shares by a Purchaser to a Person that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and which transfer involves (i) a partnership transferring to its partners or former partners in accordance with partnership interests; (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Purchaser; (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company; or (iv) an affiliated investment fund transferring to another affiliated investment fund; provided that in each case the transfer is effected in accordance with applicable securities Laws and the transferee agrees in writing, in connection with a transfer of the Note to be subject to the terms of this to the same extent as if the transferee were the Purchaser hereunder.
10. Affirmative Covenants. So long as the Note shall remain unpaid or unsatisfied, Debtor shall:
(a) Notices.
(i) Promptly notify Purchaser of the occurrence of any Event of Default.
(ii) Promptly notify Purchaser of any matter that has resulted or could reasonably be expected to result in a material adverse effect upon the business, operations or properties of Debtor or any of its Subsidiaries, including (A) breach or non performance of, or any default under, a material agreement of Debtor; (B) any material dispute, litigation, investigation, proceeding or suspension between Debtor and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting Debtor.

(iii) Promptly notify Purchaser of the occurrence of any (A) sale or disposition of material assets of Debtor; (B) sale, transfer, or assignment of any equity interests held by Debtor in its Subsidiaries;; (C) any Change of Control or any event, or the taking of any action by any Person, that could reasonably be expected to cause a Change of Control or (D; incurrence or issuance of any Indebtedness.
(iv) Notify Purchaser of any agreement or expression of intent to take any of the actions described in Section 10(a)(iii) hereof (A) at least 30 days prior to the consummation of such actions or, (B) if such action is a Change of Control that occurs without the consent, agreement or knowledge of Debtor, as soon as reasonably possible after Debtor obtains knowledge of the occurrence of such Change of Control or of any event, or the taking of any action, by any Person that could reasonably be expected to cause, or result in, a Change of Control.
(v) Notify Purchaser if Debtor authorizes or otherwise proposes to (A) declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether a regular cash dividend and whether out or earnings or earned surplus, other than distributions to former employees of Debtor or its Subsidiaries in connection with the repurchase of shares of such former employees pursuant to terms approved by the Board of Directors; (B) offer for subscription to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series of the Debtor or any other rights (other than in connection with the Qualified Equity Offering during the QEO Period); (C) effect any reclassification or recapitalization of any of its capital stock; or (D) merge or consolidate with or into any other corporation or other entity, or sell, lease or convey all or substantially all its property or business, or liquidate, dissolve or wind up. Such notification shall be given:
(1) at least twenty (20) days prior to the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subclauses (C) and (D) of this Section 10(a)(v); and
(2) in the case of the matters referred to in subclauses (C) and (D) of this Section 10(a)(v), at least twenty (20) days prior to the date of a stockholders’ meeting or at which a vote on such matters shall take place (or written consent of stockholders executed in lieu thereof) (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence or such event and the amount of the securities or other property deliverable upon such event).

Each notice pursuant to this Section 10(a) shall be accompanied by a statement of a Responsible Officer of Debtor setting forth details of the occurrence referred to therein and stating what action Debtor has taken and proposes to take with respect thereto. In the case of a Notice pursuant to Section 10(a)(iv), Debtor (i) shall provide to Purchaser copies of any related agreements or expressions of intent with respect to the related transaction, other relevant information regarding the transaction and the identity and other relevant information regarding the counterparty (or intended counterparty) to such transaction and the holder of this Note shall be subject to the same terms or any confidentiality obligations to which Debtor is required to be subject and (ii) from time to time prior to the consummation of such transaction shall advise the Purchaser of all material developments regarding such transaction (including at least five Business Days’ notice of the closing date of the transaction). Each notice pursuant to Section 10(a) shall describe with particularity any and all provisions of the Note that have been breached.
(b) Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Debtor, (ii) all lawful claims which, if unpaid, would by law become a material Lien upon its property, and (iii) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness or unless such Indebtedness is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Debtor.
(c) Compliance with Laws. Comply in all material respects with all applicable Laws.
(d) Use of Proceeds. Use the proceeds of this Note for Debtor’s working capital and general corporate expenses.
(e) Compliance Certificates. No later than forty-five (45) days after the end of each of the first three quarters of Debtor’s fiscal year and no later than ninety (90) days after the end of Debtor’s fiscal year, Debtor shall deliver to Purchaser a fully and properly completed compliance certificate or similar report required to be provided by ISI to the holders of the Indebtedness under the Senior Loan Agreement and the Senior Note and Warrant Purchase Agreement) signed by each of ISI’s chief executive officer, chief operating officer and chief financial officer as to compliance with the financial covenants set out in Section 12 below.
11. Negative Covenants. So long as the Note shall remain unpaid or unsatisfied, Debtor shall not, nor shall it permit any Subsidiary to, directly or indirectly:
(a) Debt. Create, incur, assume or suffer to exist any Indebtedness, except:
(i) the Senior Indebtedness;

(ii) the MML Bridge Notes;
(iii) the MML Convertible Notes;
(iv) Indebtedness of ISI or any Subsidiary of ISI to the Senior Creditors;
(v) Indebtedness permitted to be incurred by ISI and its Subsidiaries pursuant to any agreement between ISI and/or its Subsidiaries and any of the Senior Creditors; or
(vi) Indebtedness of Debtor or any Subsidiary to Debtor or a Subsidiary.
(b) Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the “Permitted Liens”).
(i) Liens in favor of the Senior Creditors securing all or any portion of the Senior Indebtedness and Liens securing all Indebtedness of ISI or any Subsidiary of ISI to any of the Senior Creditors;
(ii) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment and performance bonds or other obligations of a like nature incurred in the ordinary course of business of such Person;
(iii) Liens existing on the Issuance Date;
(iv) Liens for statutory Liens of landlords, and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, with respect to amounts that either (A) are not yet delinquent or (B) are being diligently contested in good faith by appropriate proceedings, provided, however, that, with respect to all of the Liens listed in this clause (iv), any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(v) easements, rights-of-way, navigational servitude, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of Debtor;
(vi) licenses of patents, trademarks and other intellectual property rights granted by Debtor in the ordinary course of business;
(vii) any judgment attachment or judgment Lien not constituting an Event of Default;

(viii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, liability insurance premiums or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (excluding, however, obligations for the payment of borrowed money), incurred in the ordinary course of business so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the security on account thereof, (x) for amounts not yet overdue or (y) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; and
(ix) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time due and payable or which is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (A) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (B) in case of any charge or claim which has or may become a Lien against any portion of Debtor’s property, such contest proceedings operate to stay the sale of any portion of such property or to satisfy such charge or claim.
12. Financial Covenants. So long as any portion of the principal amount of this Note remains outstanding Debtor covenants and agrees that it shall and shall cause each of its Subsidiaries to perform and comply with all covenants in this Section 12 applicable to such Person:
(a) Maximum Capital Expenditures. ASO, on a consolidated basis, shall not make Capital Expenditures in excess of $250,000 per fiscal quarter.
(b) Minimum Fixed Charge Coverage.
(i) While a Payment Blockage Period is not in effect under, and as defined in, the Senior Subordination Agreement (as defined in the Senior Note and Warrant Purchase Agreement), or any other subordination agreement, as of the end of each of its fiscal quarters, ASO shall maintain a ratio (the “Fixed Charge Coverage Ratio”) of (A) for the applicable reporting period EBITDA minus the sum of all income taxes paid in cash by ASO and all Capital Expenditures which are not financed with Funded Debt, to (B) the sum for such reporting period of (1) cash Interest Expense paid plus (2) required payments of principal of Total Debt (including the Facility C Loans (as defined in the Senior Loan Agreement), but excluding the Facility A Loans and Facility B Loans (each as defined in the Senior Loan Agreement)), of not less than 0.81 to 1.00 for the fiscal quarter ending March 31, 2010 and 0.90 to 1.00 for each fiscal quarter ending June 30, 2010 and thereafter. For each of the fiscal quarters commencing with the fiscal quarter ending December 31, 2009 through the fiscal quarter ending June 30, 2010, the Fixed Charge Coverage Ratio shall be based on cumulative reporting beginning October 1, 2009 for such periods, and for each of the fiscal quarters ending September 30, 2010 and thereafter, the Fixed Charge Coverage Ratio shall be measured on a trailing twelve (12) month basis.

(ii) Until January 1, 2010 or otherwise while a Payment Blockage Period is in effect under the Senior Subordination Agreement, or any other subordination agreements, as of the end of each of its fiscal quarters, ASO shall maintain a ratio of (A) for the applicable reporting period EBITDA minus the sum of all income taxes paid in cash by ASO and all Capital Expenditures which are not financed with Funded Debt, to (B) the sum for such reporting period of (1) cash Interest Expense paid plus (2) required payments of principal of Total Debt (including the Facility C Loans, but excluding the Facility A Loans and Facility B Loans), provided, however, that cash Interest Expense and principal paid by Debtor on behalf of ISI on Senior Debt and Subordinated Debt (each as defined in the Senior Loan Agreement) shall be deducted from the sum of cash Interest Expense and principal payments on Total Debt, of not less than 0.81 to 1.00 for the fiscal quarter ending December 31, 2009, of not less than 0.81 to 1.00 for the fiscal quarter ending March 31, 2010 and of not less than 0.90 to 1.00 for the fiscal quarter ending June 30, 2010 and thereafter. For each of the fiscal quarters commencing with the fiscal quarter ending December 31, 2009 through the fiscal quarter ending June 30, 2010, the Fixed Charge Coverage Ratio shall be based on cumulative reporting beginning October 1, 2009 for such periods, and for each of the fiscal quarters ending September 30, 2010 and thereafter, the Fixed Charge Coverage Ratio shall be measured on a trailing twelve (12) month basis.
(c) Senior Debt to EBITDA. As of the end of each of its fiscal quarters, ASO shall maintain a ratio of consolidated Senior Debt to consolidated trailing twelve (12) month EBITDA of not greater than
(i)	2.42 to 1.00 for the fiscal quarters ending December 31, 2009 and March 31, 2010,

(ii)	3.27 to 1.00 for the fiscal quarter ending June 30, 2010, and

(iii)	2.42 to 1.00 for the fiscal quarter ending September 30, 2010 and for each of the fiscal quarters ending thereafter.
(d) Total Debt to EBITDA. As of the end of each of its fiscal quarters, ASO shall maintain a ratio of consolidated Total Debt plus an amount equal to undrawn Letters of Credit (as defined in the Loan and Security Agreement) under the Facility A Loan Commitment (as defined in the Loan and Security Agreement) and any undrawn Letters of Credit (as defined in the Loan and Security Agreement) under the Facility B Loan Commitment (as defined in the Loan and Security Agreement) to consolidated trailing twelve (12) month EBITDA of not greater than

(i)	5.15 to 1.00 for the fiscal quarter ending December 31, 2009,

(ii)	6.36 to 1.00 for the fiscal quarter ending March 31, 2010,

(iii)	9.08 to 1.00 for the fiscal quarter ending June 30, 2010,

(iv)	4.24 to 1.00 for the fiscal quarter ending September 30, 2010, and for each of the fiscal quarters ending thereafter.
For purposes of this Section 12, the following terms have the following meanings:
“ASO” means collectively, ISI and its Subsidiaries.
“Capital Expenditures” means, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease Obligations, but excluding any expenditures for any Green Wing Lease, as defined in the Senior Note and Warrant Purchase Agreement) by ASO during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts) subject to amortization on the balance sheet of ASO.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal, or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on the balance sheet of such lessee in respect of such Capital Lease.
“Consolidated Net Income” means, for any Person, the consolidated net income of such Person during the measuring period, determined in accordance with GAAP, excluding the following: (a) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person; (b) the income (or deficit) of any person (other than a Subsidiary) in which such Person has an ownership interest except to the extent any such income has actually been received by such Person or any of its Subsidiaries in the form of cash dividends or distributions; (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (d) any restoration to income of any contingency reserve, except to the extent that provision of such reserve was made out of income accrued during such period; (e) any net gain attributable to the write-up of any asset: (f) any net gain on the collection of proceeds of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness, of such Person or any of its Subsidiaries; (h) in the case of a successor to such Person or any of its Subsidiaries by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (i) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to Indebtedness guaranteed by any Person and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the oblige of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto: (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (d) any agreement, contract or transaction involving commodity options or future contracts; (e) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (f) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
“EBITDA” means, for any period, the sum for such period of: (i) Consolidated Net Income, plus (ii) Interest Expense, plus (iii) federal and state income taxes and the Texas Margin Tax, plus (iv) depreciation and amortization, plus (v) non-cash management compensation expense, plus (vi) certain one-time charges and expenses of ASO permitted by PrivateBank, in its sole discretion, after written notice from ASO, plus (vii) all other non-cash charges.
“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more that one (1) year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long term debt, revolving credit and short term debt extendible beyond one (1) year at the option of the debtor, and also including the Senior Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith; (b) all reimbursement and other obligations with respect to letters of credit, banker’s acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations and the present value of future rental payments under all synthetic leases; (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured; (h) all Indebtedness refereed to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights ) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) “earnouts” and similar payment obligations.
“Interest Expense” means, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capital Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements (as defined in the Senior Loan Agreement).
“Total Debt” means all Indebtedness of ASO, determined on a consolidated basis, excluding (a) Contingent Obligations (except to the extent constituting Contingent Obligations in respect of the Indebtedness of a Person other than ISI or any Subsidiary of ISI), (b) Hedging Obligations (as defined in the Senior Loan Agreement), (c) Indebtedness of ISI to Subsidiaries and Indebtedness of Subsidiaries to ISI or to other Subsidiaries, and (d) contingent obligations in respect to undrawn Letters of Credit (as defined in the Senior Loan Agreement).
13. Subordination. The payment of any amounts owing under this Note, including principal and interest (other than PIK Interest) (“Subordinated Indebtedness”), is subordinated to the payment of any amounts owing (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law with respect to Debtor) under the Senior Indebtedness on the following terms and conditions:

(a) No payment of principal, interest (other than PIK Interest) or any other amounts in respect of this Note shall be paid by Debtor on the Subordinated Indebtedness (whether pursuant to the terms hereof or upon acceleration or otherwise) unless, at the time of any such payment, all of the Senior Indebtedness shall have been paid in full in cash. Notwithstanding the fact that the Subordinated Indebtedness becomes due prior to the Senior Indebtedness, at the Maturity Date of the Subordinated Indebtedness the Debtor shall not make and holder of this Note shall not accept any payment on the Subordinated Indebtedness if, upon the Maturity Date of the Subordinated Indebtedness, Debtor has not paid in full all outstanding obligations arising under the Senior Indebtedness. Notwithstanding any provision of this Section 13 or any other provision of this Note to the contrary, the unpaid principal balance due under this Note, together with any then accrued but unpaid interest, may be converted into Common Stock pursuant to the terms of Section 6, and the holder of this Note may take any action to enforce its rights to such conversion.
(b) Upon any distribution to creditors of Debtor in a liquidation or dissolution of Debtor or in a bankruptcy, reorganization, insolvency, receivership, or other similar proceeding with respect to Debtor or any of its property: (i) the holders of the Senior Indebtedness will be entitled to receive payment in full in cash, of all amounts payable under or in respect of the Senior Indebtedness (including interest accrued after the commencement of such proceeding) before the holders of the Subordinated Indebtedness will be entitled to receive from Debtor or its assets any payment under or in respect of the Subordinated Indebtedness (other than shares of Common Stock to be received by the holder of this Note upon a conversion of this Note pursuant to Section 6 hereof), and (ii) until the holders of the Senior Indebtedness have received such payment in full in cash, any distribution from Debtor or its assets to which the holders of the Subordinated Indebtedness would otherwise be entitled (other than shares of Common Stock to be received by the holder of this Note upon a conversion of this Note pursuant to Section 6 hereof) shall be made to the holders of the Senior Indebtedness (or one or more trustees or representatives acting on their behalf). Subject to the prior payment in full of all Senior Indebtedness (or provision made for payment in full in cash of all Senior Indebtedness), the holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distribution of assets of Debtor applicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full.
(c) The holders of the Subordinated Indebtedness (or a trustee, representative, or agent acting on its behalf) will be obligated to hold in trust for, and to pay over promptly to, the holders of the Senior Indebtedness (or one or more trustees, representatives, or agents acting on their behalf) all payments and distributions received by the holders of the Subordinated Indebtedness (i) in contravention of the restrictions contained in the preceding clauses (a) and (b) of this Section 13 or (ii) as a result of any Lien in violation of clause (d) of this Section 13; provided, however, that notwithstanding such restrictions, the holders of the Subordinated Indebtedness shall be entitled to receive and to retain any and all payments (i) made in securities of Debtor provided the same are subordinated to the Senior Indebtedness at least to the same extent as the Subordinated Indebtedness or (ii) made in accordance with any relevant court order respecting the subordination provided for herein.

(d) The holders of the Subordinated Indebtedness will not create, assume, or suffer to exist any Lien, security interest, or assignment of collateral securing the repayment of the Subordinated Indebtedness. Any such judgment Lien, and any other Lien, security interest, or assignment existing in violation of the foregoing shall be fully subordinate to any Lien, security interest, or assignment in favor of the holders of the Senior Indebtedness which secures any of the Senior Indebtedness. At the request of the holders of the Senior Indebtedness, the holders of the Subordinated Indebtedness and Debtor will take any and all steps necessary to fully effect the release of any such Lien, security interest, assignment, or collateral.
(e) The provisions of this Section 13 are irrevocable and the holders of the Senior Indebtedness are intended to be third-party beneficiaries of this Section 13 and such holders may, without notice to any of the parties hereto and without impairing or releasing the obligations of Debtor and the holders of the Subordinated Indebtedness hereunder, (i) change the terms of or increase the amount of the Senior Indebtedness by increasing, extending, rearranging, amending, supplementing, or otherwise modifying any instrument or agreement creating Senior Indebtedness, (ii) sell, exchange, release, or otherwise deal with any collateral securing any Senior Indebtedness, (iii) release anyone, including Debtor or any guarantor, liable in any manner for the payment or collection of any Senior Indebtedness, (iv) exercise or refrain from exercising any rights against Debtor or any other Person, and (v) apply any sums received by any holders of the Senior Indebtedness, from whatever source, to the payment of the Senior Indebtedness. The provisions of this Section 13 shall constitute a continuing agreement among each holder of Senior Indebtedness, Debtor and its Subsidiaries, and all Persons who hold the Subordinated Indebtedness, whether now outstanding or hereafter created, incurred or assumed, and the provisions of this Section 13 are made for the benefit of the holders of the Senior Indebtedness.
(f) Unless and until the Senior Indebtedness is paid in full, without first obtaining the prior written consent of each holder of Senior Indebtedness in each instance, the holders of Subordinated Indebtedness agree not to (i) sell, assign or dispose of any of the Subordinated Indebtedness or any interest therein unless the assignee, participant and/or purchaser agrees to be bound by and assume the terms hereof and the obligations hereunder prior to consummating such purchase or assignment, or (ii) grant, create, or incur any security interest, Lien, charge or other encumbrance whatsoever upon the Subordinated Indebtedness unless the secured party or pledgee that is to be granted such security interest, Lien, charge or other encumbrance agrees to be bound by the terms hereof and assume the obligations hereunder in the event of an exercise of rights and remedies with respect to any such security interest, Lien, charge or other encumbrance prior to being granted such security interest, Lien, charge or other encumbrance.

(g) Unless and until the Senior Indebtedness is paid in full, the holders of Subordinated Indebtedness and Debtor shall not, without the prior written consent of each holders of Senior Indebtedness, amend, modify or alter this Note to:
(i) increase the rate of interest that is payable on this Note;
(ii) increase the principal of, or accelerate the final Maturity Date of, the Indebtedness evidenced by this Note;
(iii) alter the redemption provisions or the price or terms at which Debtor is required to offer to purchase the Indebtedness evidenced by this Note; or
(iv) amend the provisions of Section 13 of this Note (which relate to subordination) or the related definitions;
provided, however, for the avoidance of doubt, none of the following shall be deemed to constitute an amendment, modification or alteration in violation of this provision: (A) an increase in the principal amount of this Note resulting from the payment of interest on, or fees with respect to, this Note in the form of PIK Interest, and (B) any conversion of this Note that is permitted by Section 6.
(h) The foregoing provisions will be enforceable against the holders of the Subordinated Indebtedness, by or on behalf of any of the holders of the Senior Indebtedness.
(i) Unless and until the Senior Indebtedness is paid in full, the holders of Subordinated Indebtedness shall not, directly or indirectly, take any action to enforce the payment of the obligations of Debtor under this Note, whether as a result of the occurrence or during the continuance of and Event of Default (as defined below).
(j) Notwithstanding anything to the contrary above, the terms and conditions of this Section 13 shall be null and void and of no further effect once the Senior Indebtedness has been paid in full.
14. Events of Default and Remedies. If any one or more of the following events (each an “Event of Default”) shall occur and be continuing for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise):
(a) Debtor shall fail to pay (i) any principal on the MML Bridge Notes or the MML Convertible Notes when due and payable (whether by acceleration or otherwise) or (ii) any interest on the MML Bridge Notes or the MML Convertible Notes due within five (5) days after Debtor’s receipt of written notice that such payment is past due (whether by acceleration or otherwise);
(b) Debtor shall fail to observe or perform any covenant or agreement (i) contained in Section 10 and such failure shall continue for ten (10) days after written notice of such default from the holder of this Note to Debtor, or (ii) contained in Section 11 or Section 12;

(c) any representation, warranty, certification or statement made by Debtor in this Note or in any certificate or other document delivered pursuant to this Note shall prove to have been incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d) Debtor shall fail to observe or perform any covenant or agreement in respect of any material agreement or the documents evidencing the Senior Indebtedness, beyond any applicable grace periods, which results in the acceleration of the maturity of such material agreement or any such Senior Indebtedness;
(e) a judgment or order for the payment of money in excess of $500,000 (excluding, however, any amounts fully covered by insurance (less any applicable deductible) or indemnification and as to which the insurer or the indemnifying party, as the case may be, has acknowledged its responsibility to cover such judgment or order) shall be rendered against Debtor or any of its Subsidiaries and such judgment or order shall continue unsatisfied or unstayed pending appeal for a period of sixty (60) Business Days;
(f) Debtor or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or company action to authorize any of the foregoing;
(g) an involuntary case or other proceeding shall be commenced against Debtor or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty days; or an order for relief shall be entered against Debtor or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;
(h) a default or event of default occurs under the Senior Loan Agreement if as a result of such default or event of default the indebtedness under the Senior Loan Agreement is accelerated prior to its maturity; or
(i) a default or event of default occurs under the Senior Note and Warrant Purchase Agreement if as a result of such default or event of default the indebtedness under the Senior Note and Warrant Purchase Agreement is accelerated prior to its maturity;

then, and in every such event and at any time thereafter during the continuance of such event, Purchaser may by written notice to Debtor (i) declare this Note (together with accrued interest thereon) to be, and this Note shall, subject to Section 13 hereof, thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Debtor; provided, however, that in the case of any of the Events of Default specified in clauses (f) or (g) above, without any notice to Debtor or any other act by Purchaser, this Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Debtor, and/or (ii) exercise any or all of the rights and remedies which may be taken upon the occurrence and/or during the continuance of Event of Default.
15. Amendment. Subject to the terms of Section 13 and Section 18, this Note may be amended, superseded, cancelled, or renewed, and the terms thereof may be waived, only by written consent of Debtor and Purchaser.
16. Waiver of Demand and Notice. Debtor hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.
17. Expenses and Attorneys’ Fees. Debtor agrees to pay on demand all reasonable out-of-pocket legal fees and expenses incurred by Purchaser in connection with the preparation, negotiation, execution, and delivery of this Note, and any and all amendments, modifications, and supplements to this Note. Debtor agrees to promptly reimburse Purchaser for all reasonable fees, costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in any action to enforce this Note or to collect any payments due from Debtor under this Note.
18. Binding Agreement; Transfer. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Subject to the terms of Section 13 and the receipt by Purchaser of the prior written consent of each of the holders of the Senior Indebtedness (other than the Corcoran Notes Guaranty) (which consent shall not be unreasonably withheld, delayed or conditioned), Purchaser may sell this Note to any purchaser or purchasers that are Affiliated with the Purchasers (but expressly including for this purpose any limited partners or other equity owners of any of the Purchasers or any other funds Affiliated with the Purchasers or their Affiliates), and in each case, in compliance with the Securities Act or any laws of any State of the United States that regulate the offer and sale of securities. This provision may not be amended without the prior written consent of the parties hereto and each of the holders of the Senior Indebtedness (other than the Corcoran Notes Guaranty).
19. Invalid Provisions. If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

20. Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right.
21. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:
(a) shall be in writing;
(b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or facsimile or sent via electronic mail (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and
(c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s facsimile or electronic mail server showing that such communication was sent to the appropriate number on a specified date, if sent by facsimile or electronic mail.
All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five Business Days’ prior notice:

If to Debtor:	With a copy to:

Argyle Security, Inc.	Loeb & Loeb LLP
12903 Delivery Drive	345 Park Avenue
San Antonio, Texas 78247	New York, NY 10154
Attn: Donald F. Neville	Attn: Giovanni Caruso, Esq.
Facsimile No.: (210) 798-3917	Facsimile No.: (212) 937-3943
Email: dneville@argylesecurity.com	Email: gcaruso@loeb.com

If to Lender:	With a copy to:

Mezzanine Management Fund IV	Porter & Hedges, L.L.P.
[Coinvest] A, LP	1000 Main Street, 36th Floor
c/o MML Capital Partners, LLC	Houston, Texas 77002
Stamford Harbor Park	Attn: Chris A. Ferazzi
333 Ludlow Street	Facsimile No.: (713) 226-6226
Stamford, Connecticut 06902	Email: cferazzi@porterhedges.com
Attn: Robert Davies
Facsimile No.: (203) 323-9119
Email : rdavies@mmlcapital.com
22. Choice of Law, Venue and Forum. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Bexar County, Texas, and shall be brought in the State District Courts of Bexar County, Texas, or in the United States District Court for the Western District of Texas, San Antonio Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Bexar County, Texas, and specifically consent to the jurisdiction of the State District Courts of Bexar County and the United States District Court for the Western District of Texas, San Antonio Division.
23. Usury Savings Clause. Any provision in this Note or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, Lender shall not in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Lender shall be paid, as interest, a sum greater than the maximum rate of interest permitted by applicable law. If any construction of this Note, or any and all other papers, agreements or commitments, indicates a different right given to Lender to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording, which this clause shall override and control; it being the intention of the parties that this Note and all other instruments relating to this Note shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event Lender ever receives, collects or applies as interest, any sum in excess of the maximum rate of interest permitted by applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note in the inverse order of maturity, and if this Note is paid in full, any remaining excess shall be paid to Debtor. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum rate of interest permitted by applicable law, Debtor and Lender shall, to the maximum extent permitted under applicable law (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term hereof.
24. Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

25. Counterparts. This Note may be executed in one or more counterparts, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument.
26. Entirety. THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the date first written above.

ARGYLE SECURITY, INC., a Delaware corporation
By:
Name:
Title:

AGREED AND ACCEPTED
THIS  _____  DAY OF DECEMBER 2009
FOR THE SOLE PURPOSE OF
SECTIONS 9 AND 13 OF THIS NOTE

MEZZANINE MANAGEMENT FUND IV [COINVEST] A, LP
By:
Name:
Title:

[Signature Page to 10% Convertible Subordinated Promissory Note — MMIV[A/Coinvest A]]